As filed with the Securities and Exchange Commission on June 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOL ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0337383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CONSOL Plaza

1800 Washington Road

Pittsburgh, PA 15241-1421

(412) 831-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CONSOL ENERGY INC. INVESTMENT PLAN FOR SALARIED EMPLOYEES

(Full title of the plan)

P. Jerome Richey, Esq.

Vice President and General Counsel

CONSOL Energy Inc.

CONSOL Plaza

1800 Washington Road

Pittsburgh, PA 15241-1421

(412) 831-4000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Steven L. Wasserman, Esq.

DLA Piper Rudnick Gray Cary US LLP

1251 Avenue of the Americas

New York, New York 10021

(212) 835-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	2,500,000	$53.11	$132,775,000	$15,628
Total	2,500,000	$53.11	$132,775,000	$15,628

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of common stock, $.01 par value per share (the “Common Stock”) of CONSOL Energy Inc. (“CONSOL Energy”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions, and an indeterminate number of plan participation interests to be offered or sold pursuant to the CONSOL Energy Inc. Investment Plan For Salaried Employees being registered.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on June 21, 2005 (i.e. $53.11). Pursuant to Rule 457(h)(2), no separate registration fee is provided for the participation interests in the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by CONSOL Energy with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a) Annual Report on Form 10-K for the year ended December 31, 2004, filed February 28, 2005 (file no. 001-14901);

(b) The Plan’s Annual Report on Form 11-K for the year ended December 31, 2003, filed June 29, 2004 (file no. 001-14901);

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (a) above; and

(d) The description of the common stock contained in CONSOL Energy’s Registration Statement on Form 8-A, filed March 24, 1999 (file no. 001-14901), and any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by CONSOL Energy with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Limitation of Liability and Indemnification Matters

As permitted by applicable provisions of the Delaware General Corporation Law, the Certificate of Incorporation contains a provision eliminating, to the fullest extent permitted by the Delaware General Corporation Law as it exists or may in the future be amended, the liability of a director to CONSOL Energy and its stockholders for monetary damages for breaches of fiduciary duty as a director except for:

•	any breach of the director’s duty of loyalty to CONSOL Energy or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	payment of dividends, stock purchases or redemptions that violate the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

CONSOL Energy’s By-laws also provide that any present or prior director, officer, employee or agent of CONSOL Energy shall be indemnified by CONSOL Energy as of right to the full extent permitted by the Delaware General Corporation Law against any liability, cost or expense asserted against and incurred by such person by reason of his serving in such capacity. This right to indemnification includes the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition.

CONSOL Energy maintains insurance coverage for claims against directors, officers, and employees for certain liabilities, including, with respect to employees, for alleged violations of federal and state securities laws and regulations.

CONSOL Energy has also entered into agreements that provide for the indemnification by CONSOL Energy of its directors, their executors, administrators or assigns for damages and expenses in connection with a threatened, pending or completed claim, action, or proceeding, whether brought by or in the right of CONSOL Energy or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the director may be or may have been involved as a party or otherwise, by reason of the fact that the director is or was a director or officer of CONSOL Energy, by reason of any actual or alleged error or misstatement or misleading statement or omission made or suffered by the director, by reason of any action taken by or any inaction on the part of the director while acting as such director or officer, or by reason of the fact that the director was serving at the request of CONSOL Energy as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that a director acted in good faith and in a manner, which the director reasonably believed to be in or not opposed to the best interests of CONSOL Energy, and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1	Certificate of Incorporation of CONSOL Energy Inc., incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Registration Statement Form S-1 (Registration No. 333-68987) filed on March 24, 1999.

4.2	Amended and Restated By-Laws dated as of February 23, 2004, incorporated by reference to Exhibit 3.2 to our Form 10-K for the fiscal year ended December 31, 2003 (Registration No. 333-14901) filed on March 12, 2004.

4.3	Rights Agreement, dated as of December 22, 2003, between CONSOL Energy Inc. and Equiserve Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4 to Form 8-K filed on December 22, 2003.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Signature Page).

CONSOL Energy hereby undertakes that it will submit or has submitted the CONSOL Energy Inc. Investment Plan For Salaried Employees and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the plan.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CONSOL Energy certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 21st day of June, 2005.

CONSOL ENERGY INC.

By:	/s/ J. Brett Harvey
J. Brett Harvey
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the administrator of the CONSOL Energy Inc. Investment Plan For Salaried Employees has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on June 21, 2005.

CONSOL ENERGY INC. INVESTMENT PLAN FOR SALARIED EMPLOYEES

By:	/s/ Patricia A. Malanos
Name:	Patricia A. Malanos
Title:	Vice President - Human Resources of
CONSOL Energy Inc. and
Chairperson of the Investment Plan Committee
On behalf of the Investment Plan Committee as Plan Administrator

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints J. Brett Harvey and P. Jerome Richey, and each of them acting singly, as his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

Signatures	Title	Date
/s/ J. Brett Harvey	President and Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2005
J. Brett Harvey

/s/ William J. Lyons William J. Lyons	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2005

/s/ John L. Whitmire	Chairman of the Board of Directors	June 21, 2005
John L. Whitmire

/s/ James E. Altmeyer, Sr.	Director	June 21, 2005
James E. Altmeyer, Sr.

/s/ Philip W. Baxter	Director	June 21, 2005
Philip W. Baxter

/s/ Raj K. Gupta	Director	June 21, 2005
Raj K. Gupta

/s/ William E. Davis	Director	June 21, 2005
William E. Davis

/s/ Patricia A. Hammick	Director	June 21, 2005
Patricia A. Hammick

/s/ William P. Powell	Director	June 21, 2005
William P. Powell

/s/ Joseph T. Williams	Director	June 21, 2005
Joseph T. Williams

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Certificate of Incorporation of CONSOL Energy Inc., incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Registration Statement Form S-1 (Registration No. 333-68987) filed on March 24, 1999.

4.2	Amended and Restated By-Laws dated as of February 23, 2004, incorporated by reference to Exhibit 3.2 to our Form 10-K for the fiscal year ended December 31, 2003 (Registration No. 333-14901) filed on March 12, 2004.

4.3	Rights Agreement, dated as of December 22, 2003, between CONSOL Energy Inc. and Equiserve Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4 to Form 8-K filed on December 22, 2003.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Signature Page).